Exhibit 99.2
The Goldman Sachs Group, Inc. | 85 Broad Street | New York, New York 10004
Rajat Gupta to Join Goldman Sachs Board
NEW YORK, November 10, 2006 — The Board of Directors of The Goldman Sachs Group, Inc. (NYSE: GS) today announced the appointment of Rajat Kumar Gupta as an independent director of the corporation. Mr. Gupta will serve on the Audit, Compensation and Corporate Governance and Nominating Committees of the Board. With the addition of Mr. Gupta, the Goldman Sachs Board has 13 directors, of whom ten are independent directors.
“Over his 32-year career, Rajat Gupta has been a valued source of counsel to institutions, governments and business leaders around the world,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer of Goldman Sachs. “Our shareholders will be fortunate to have his strategic and operational expertise and judgment represented on our board.”
Mr. Gupta is Senior Partner of McKinsey & Company, a global management consulting firm. From 1994 to 2003, he was Worldwide Managing Director of McKinsey. Mr. Gupta serves as the United Nations Secretary-General’s Special Advisor on UN management reform, and is the Chairman of the Board of the Indian School of Business and of the Associates of the Harvard Business School. He also serves on the Advisory Board of the Kellogg School of Management at Northwestern University, and is a member of the Dean’s Advisory Board at Tsinghua University School of Economics and Management in Beijing.
In addition, Mr. Gupta is Co-Chair of the American India Foundation, a private sector representative for the board of the Global Fund to Fight AIDS, Tuberculosis and Malaria, and a member of the Dean’s Council of the Harvard School of Public Health.
He holds a bachelor of technology degree in mechanical engineering from the Indian Institute of Technology, and an MBA from Harvard Business School.
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Goldman Sachs is a leading global investment banking, securities and investment management firm, which provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

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